Exhibit 10.4

[**] Confidential Treatment Requested

March 7, 2002

Freddie Mac	Mr. Jeff Becker Capital Markets E-Loan, Inc. 5875 Arnold Road Dublin, CA 94568

Re: Master Commitment #[ ** ]
Seller/Servicer #[ ** ]

Dear Mr. Becker:

Enclosed is an amended page(s) (the "Amendment") to the above-referenced Mater Commitment (the "Agreement"). This Amendment changes the following:

Master Commitment/ Master Agreement Attachment	Title	Section(s) Paragraph(s)	Page(s)
Master Commitment	Required Delivery Date		2

If this Amendment is acceptable to you, please sign both counterparts of this letter, retain one signed counterpart for your records and return the other signed counterpart no later than March 14, 2002 to:

Federal Home Loan Mortgage Corporation
Attn: Ruth Banks, Contract Specialist
21700 Oxnard Street, Suite 1900
Woodland Hills, CA 91367

If this letter is not executed and returned by the date specified, then Freddie Mac's offer contained in this Amendment, at Freddie Mac's option, will be null and void.

Please replace the appropriate page(s) of the Agreement with the enclosed page(s).

If you have any questions, please contact your Customer Relations Representative, Robyn Cox at (818) 710-3027 or Account Manager, Butch Story at (818) 710-3160

Sincerely,

/s/ David Stevens

David Stevens
Senior Vice President
General Manager - Community Lending

I hereby agree to the terms of the Agreement, as amended by the enclosed pages, are acceptable.

E-LOAN, INC.

By: /s/

Title:

Dated:

rb/122569_G01110583/BSTY-57YMSC

Master Commitment Amount. The dollar amount of this Master Commitment shall be [ ** ] ("Master Commitment Amount").

5. Delivery. Mortgages shall not be delivered by Originator to Freddie Mac under this Master Commitment. In order for Mortgages to be delivered to Freddie Mac, Originator must sell the Mortgages to Direct Seller for delivery under the Direct Seller MC. Mortgages originated by Originator and delivered under the Direct Seller MC will be applied toward the Master Commitment Amount.

6. Minimum Servicing Spread. The Minimum Servicing Spread for Mortgages sold pursuant to the terms of this Master Commitment shall be [ ** ] basis points (.[ ** ]).

7. Required Delivery Date. The sale of Mortgages to Freddie Mac through Direct Seller under the terms of this Master Commitment is mandatory and all deliveries shall be made by April 30, 2002.

8. Purchase Tolerance/Pair-off. Purchase by Freddie Mac of at least 90 percent of the Master Commitment Amount, will constitute fulfillment by Seller of the purchase requirements under this Master Commitment. In addition, Freddie Mac shall purchase Mortgages otherwise eligible for purchase with an aggregate unpaid principal balance not to exceed 100 percent of the Master Commitment Amount. Such purchase tolerances shall apply notwithstanding the purchase tolerances set forth in Section 11.5 of the Guide.

9. Required Spreads. The Required Spreads for Mortgages sold by Direct Seller to Freddie Mac under the Guarantor Program or Multilender Program are:

15-year Fixed-rate Mortgages	[ ** ]basis points (.[ ** ])
20-year Fixed rate Mortgages	[ ** ]basis points (.[ ** ])
30-year Fixed rate Mortgages	[ ** ]basis points (.[ ** ])

These Required Spreads reflect Seller's participation in Freddie Mac's Gold Remittance Cycle.

Originator agrees to provide Direct Seller with the Required Spreads stated above when selling Mortgages to Direct Seller for delivery to Freddie Mac under the Enhanced AOT Offering.

[**] Confidential Treatment Requested